FOR IMMEDIATE RELEASE
April 6, 2020

Owens & Minor Announces Location Change for its 2020 Annual Meeting of Shareholders
Annual Meeting to be webcast in virtual-only format

RICHMOND, VA – April 6, 2020 – As previously disclosed, Owens & Minor, Inc. (NYSE: OMI), will hold its annual meeting of shareholders on Friday, May 1, 2020, at 9:00 a.m. ET. In light of the ongoing coronavirus (COVID-19) pandemic and taking into account the guidance and protocols issued by public health authorities and federal, state and local governments, this year's annual meeting will be held virtually at the same date and time, via the Internet, with no physical, in-person meeting.

Shareholders of record as of the close of business on March 6, 2020, may attend the meeting virtually by visiting www.meetingcenter.io/274660819. To vote in the virtual meeting, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. Additional information regarding participation in the virtual meeting can be accessed on the Company’s website: https://investors.owens-minor.com/.

The Company also announced that its previously announced Investor Day meeting, originally planned for May 20, 2020 in New York, has been postponed to a future date due to COVID-19. The Company will make an announcement regarding the rescheduled date as soon as practicable.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The Company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Contact
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, Chuck.Graves@owens-minor.com

SOURCE: Owens & Minor

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